UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006
SPANISH BROADCASTING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida (Address of principal executive offices)	33133 (Zip Code)
(305) 441-6901
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 25, 2006 Spanish Broadcasting System, Inc. (the “Company”), entered into a definitive Purchase and Sale Agreement, dated August 24, 2006, as amended on September 25, 2006, as further amended on October 25, 2006 (the “Purchase Agreement”), on real property located in Miami, Florida. The real property consists of approximately 5.51 acres with approximately 62,000 square feet of office space (the “Property”). The Property is being acquired from 7007 Palmetto Investments, LLC (“Seller”), an unrelated third party, for $8,830,000, plus broker’s fees for a total of approximately $9,350,000, subject to adjustments at closing.
     On August 24, 2006, upon execution of the Purchase Agreement, the Company made a $100,000 refundable deposit in escrow for the transaction. On October 25, 2006, pursuant to the terms of the Purchase Agreement, the Company made an additional deposit of $935,000 in escrow that will be released to Seller at closing. The closing of the Property is expected to occur in the first quarter of 2007 and is subject to customary closing conditions. The Company expects to finance the purchase price through a combination of cash on hand and outside financing.
     Upon closing, the building will consolidate the Company’s radio and television operations. The land acquired with the building will allow for expansion, if needed, for future operations. The Company is currently in negotiations for the release of the leased space currently occupied by the television operations located at 2601 South Bayshore Drive, Coconut Grove, Florida, where we rent executive offices in a building indirectly owned by Raúl Alarcón, Jr. and for the release of the leased studios and offices of our Miami radio stations currently located in leased facilities, which are indirectly owned by Raúl Alarcón, Jr. and Pablo Raúl Alarcón, Sr.
     In accordance with the terms of the Purchase Agreement, we assigned the Purchase Agreement to a newly created wholly owned subsidiary, SBS Miami Broadcast Center, Inc. (“SBS Miami Broadcast Center”), pursuant to an Assignment and Assumption Agreement, dated October 25, 2006. Simultaneously with the entering into the Assignment and Assumption Agreement, SBS Miami Broadcast Center entered into a triple net lease agreement (the “Lease”) with Seller for the office space of approximately 62,000 square feet at a base rent of $5,166 per month, plus applicable taxes and insurance. The Lease commenced on October 25, 2006, with a rent commencement date of November 25, 2006, and terminates on the closing of the Property or the date of earlier termination if terminated pursuant to the terms of the Lease or the Purchase Agreement.
     The foregoing description of the Purchase Agreement, the Assignment and Assumption Agreement and the Lease is qualified in its entirety by reference to the complete terms and conditions of therein, which is attached as Exhibit 10.1, 10.2, 10.3, Exhibit 10.4 and 10.5, respectively, to this Current Report on Form 8-K.
Safe Harbor Statement; Forward Looking Statements.
     This report contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this report and others that can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005 and our periodic reports on Form 10-Q and Form 8-K. We are providing this information as of the date of this report and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
     We caution investors not to place undue reliance on the forward-looking statements contained in this report, including the anticipated closing of the purchase of the Property. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

10.1 -	Agreement for Purchase and Sale dated August 24, 2006, by and between 7007 Palmetto Investments, LLC., a Florida limited liability company (“Seller”), and Spanish Broadcasting System, Inc., a Delaware corporation (the “Company”).

10.2 -	Amendment to Purchase and Sale dated September 25, 2006, by and between Seller and the Company.

10.3 -	Second Amendment dated October 25, 2006, by and between Seller and the Company.

10.4 -	Assignment and Assumption Agreement dated October 25, 2006, by and between the Company and SBS Miami Broadcast Center, Inc., a Delaware corporation (“SBS Miami Broadcast Center”).

10.5 -	Lease dated October 25, 2006, by and between the Seller and SBS Miami Broadcast Center.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)
October 31, 2006	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Executive Vice President and Secretary

Exhibit Index

Exhibit No.		Description
10.1	-
Agreement for Purchase and Sale dated August 24, 2006, by and between 7007 Palmetto Investments, LLC., a Florida limited liability company (“Seller”), and Spanish Broadcasting System, Inc., a Delaware corporation (the “Company”).

10.2	-	Amendment to Purchase and Sale dated September 25, 2006, by and between Seller and the Company.

10.3	-	Second Amendment dated October 25, 2006, by and between Seller and the Company.

10.4	-	Assignment and Assumption Agreement dated October 25, 2006, by and between the Company and SBS Miami Broadcast Center, Inc., a Delaware corporation (“SBS Miami Broadcast Center”).

10.5	-	Lease dated October 25, 2006, by and between the Seller and SBS Miami Broadcast Center.

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